Exhibit 4.11

CHESAPEAKE ENERGY CORPORATION

and

the Subsidiary Guarantors named herein

6.875% SENIOR NOTES DUE 2018,

6.625% SENIOR NOTES DUE 2020,

AND

6.125% SENIOR NOTES DUE 2021

SEVENTH SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 25, 2011

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

THIS SEVENTH SUPPLEMENTAL INDENTURE, dated as of October 25, 2011, is among Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), each of the parties identified under the caption “Subsidiary Guarantors” on the signature page hereto (the “Subsidiary Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as Trustee.

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors a party thereto, and the Trustee entered into an Indenture, dated as of August 2, 2010, as supplemented prior to the date hereof (the “Indenture”), pursuant to which the Company has originally issued $600,000,000 in principal amount of 6.875% Senior Notes due 2018, $1,400,000,000 in principal amount of 6.625% Senior Notes due 2020, and $1,000,000,000 in principal amount of 6.125% Senior Notes due 2021 (the “Notes”);

WHEREAS, Section 9.01(7) of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture without notice to or consent of any Holder to reflect the release of any Subsidiary Guarantor, as provided for in the Indenture;

WHEREAS, each of Gene D. Yost & Son, Inc., an Oklahoma corporation, Diamond Y Enterprise, Incorporated, a Pennsylvania corporation, and Hawg Hauling & Disposal, LLC, a Delaware limited liability company (each individually, a “Merged Subsidiary Guarantor”, and collectively, the “Merged Subsidiary Guarantors”), has merged with and into a Subsidiary Guarantor or other Person in accordance with Section 10.03 of the Indenture, and pursuant to Section 10.03 the Merged Subsidiary Guarantors are released and relieved of any obligation under their Guarantees, and the Company has taken all actions required to effect the releases, pursuant to Sections 10.03 and 10.05 of the Indenture.

WHEREAS, each of Compass Manufacturing, L.L.C., an Oklahoma limited liability company, Great Plains Oilfield Rental, L.L.C., an Oklahoma limited liability company, Hodges Trucking Company, L.L.C., an Oklahoma limited liability company, Nomac Drilling, L.L.C., an Oklahoma limited liability company, and Performance Technologies, L.L.C., an Oklahoma limited liability company (each individually, a “Released Subsidiary Guarantor”, and collectively, the “Released Subsidiary Guarantors”) has ceased to guarantee any other Indebtedness of the Company or any other Subsidiary Guarantor and thus, pursuant to Section 10.05 of the Indenture, each Released Subsidiary Guarantor has been deemed released from all of its Guarantee and related obligations in the Indenture without any further action by the Trustee, the Company or such Released Subsidiary Guarantor; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the Subsidiary Guarantors and of the Trustee necessary to make this Seventh Supplemental Indenture a valid instrument legally binding on the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Seventh Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Seventh Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Subsidiary Guarantors and the Trustee.

ARTICLE 2

Section 2.01. As a result of the merger of the Merged Subsidiary Guarantors, with and into a Subsidiary Guarantor or other authorized Person, which constitutes a merger with a Subsidiary Guarantor or Person under Section 10.03 of the Indenture, each Merged Subsidiary Guarantor has for all purposes been released as a Subsidiary Guarantor from all of its Guarantee and related obligations in the Indenture, pursuant to Section 10.05 of the Indenture. The notation on the Securities relating to the Guarantee shall be deemed to exclude the name of each Merged Subsidiary Guarantor and the signature of an Officer of each such Merged Subsidiary Guarantor on its behalf.

Section 2.02. In accordance with Section 10.05 of the Indenture, the release of the Released Subsidiary Guarantors is evidenced by this Seventh Supplemental Indenture. The notation on the Securities relating to the Guarantee shall be deemed to exclude the name of each Released Subsidiary Guarantor and the signature of an Officer of each such Released Subsidiary Guarantor on its behalf.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Seventh Supplemental Indenture. This Seventh Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Subsidiary Guarantors and not of the Trustee.

Section 3.03. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SEVENTH SUPPLEMENTAL INDENTURE.

Section 3.04. The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed, all as of the date first written above.

/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby

Senior Vice President, Treasurer & Corporate
Secretary of the Company and of the
Subsidiaries listed below:

Corporate Subsidiaries:

CHESAPEAKE E&P HOLDING CORPORATION
CHESAPEAKE ENERGY LOUISIANA CORPORATION
CHESAPEAKE ENERGY MARKETING, INC.
CHK HOLDINGS CORPORATION
LA LAND ACQUISITION CORPORATION

CHESAPEAKE OPERATING, INC.,
On behalf of itself, and as general partner of the
following limited partnership:

CHESAPEAKE LOUISIANA, L.P.

Limited Liability Company Subsidiaries:

CHESAPEAKE AEZ EXPLORATION, L.L.C.
CHESAPEAKE APPALACHIA, L.L.C.
CHESAPEAKE-CLEMENTS ACQUISITION, L.L.C.
CHESAPEAKE EXPLORATION, L.L.C.
CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C.
CHESAPEAKE PLAZA, L.L.C.
CHESAPEAKE ROYALTY, L.L.C.
CHESAPEAKE VRT, L.L.C.
EMPRESS, L.L.C.
GOTHIC PRODUCTION, L.L.C.
MC LOUISIANA MINERALS, L.L.C.
MC MINERAL COMPANY, L.L.C.
MIDCON COMPRESSION, L.L.C.
MKR HOLDINGS, L.L.C.
NORTHERN MICHIGAN EXPLORATION COMPANY, L.L.C.
VENTURA REFINING AND TRANSMISSION, LLC
WINTER MOON ENERGY COMPANY, L.L.C.
EMLP, L.L.C.
On behalf of itself, and as general partner of the
following limited partnership:

EMPRESS LOUISIANA PROPERTIES, L.P.

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ LINDA GARCIA
Name:	Linda Garcia
Title:	Vice President